EXHIBIT 10.2


March 17, 1999


Proprietary and Confidential

Mr. Ernest C. Garcia II
Chairman and Chief Executive Officer
Ugly Duckling Corporation
2625 East Camelback Road
Suite 1150
Phoenix, Arizona  85016

Dear Ernie:

Greenwich Capital Markets, Inc., together with its affiliate Greenwich Capital Financial Products, Inc., (together "Greenwich") is pleased to provide Ugly Duckling Corporation (the "Company") with a financing commitment in connection with the Company's expressed desire for a surety-enhanced revolving credit facility substantially upon the terms and conditions of the Term Sheet attached as Exhibit A. The provisions and conditions of the Term Sheet set out in Exhibit A form part of this letter as if they were fully set forth in this letter.

Our Commitment to enter into the Facilities is expressly conditioned upon the following and upon any additional conditions precedent set forth in the attached Summary of Terms: (i) execution of definitive documentation relating to the Facilities in form and substance satisfactory to Greenwich and its legal counsel; (ii) receipt of the legal opinions described in the attached Summary of terms and such other opinions as may be reasonably requested by Greenwich or its legal counsel; (iii) no change of control shall have occurred with respect to the Company or any of its subsidiaries or affiliates; (iv) no material adverse change shall have occurred in the financial or operating condition, business or prospects of the Company or any of its subsidiaries or affiliates; and (v) the entering into the transactions contemplated by this Commitment by GCFP will not contravene any applicable rules or regulations.

In addition, Greenwich reserves the right to conduct continuing due diligence of the Company, its affiliates, directors, officers, employees and significant shareholders and, to the extent Greenwich at any time discovers any new or previously existing but undiscovered event or condition that, in Greenwich's sole discretion, materially and adversely effects (a) the expected performance of the receivables, (b) the condition (financial or otherwise) of the Company or its affiliates, or (c) the ability of the Company, Greenwich or its affiliates to fulfill its or their obligations under this Commitment, Greenwich shall have no further obligation under this Commitment.

This Commitment sets forth the entire agreement of Greenwich and the Company with respect to the subject matter hereof and supersedes all prior discussions and correspondence. This Commitment will be governed by and construed in accordance with New York law without regard to its conflicts of law provisions. Any underwriting or placement agent agreement entered into between Greenwich and the Company will supersede the terms of this Commitment.

If terms of this Commitment are acceptable to the Company, please indicate your agreement to be bound by the provisions of this Commitment, by executing this Commitment in the space provided below.

We appreciate the opportunity to be of service to you and look forward to working with you.

Very truly yours,

/S/ IRA PLATT
-------------

Ira J. Platt
Vice President


Accepted and agreed as of the date first written above:




By:   /S/ ERNEST C. GARCIA
      --------------------

      Ernest C. Garcia
      Chairman and Chief Executive Officer

March 16, 1999
Proprietary & Confidential
Exhibit A

                            Ugly Duckling Corporation
             $100,000,000 Surety-Enhanced Revolving Credit Facility


Facility Size:             $100,000,000.

Facility Structure: Warehouse facility providing for the issuance of Variable Funding Notes (collectively, the "Note") secured by eligible sub-prime automobile finance receivables originated and/or purchased by UDC entities. The note will be 100% wrapped by the Surety Provider.

Issuer: A bankruptcy-remote,special purpose subsidiary of UDC acceptable to the Surety Provider will hold all pledged loan collateral and issue the Note.

Note Purchaser:            Greenwich  Capital  Markets,   Inc.  or  one  of  its
                           affiliates ("GCM") will commit to purchase the Note.

Surety Provider:           MBIA Insurance Corporation.

Term:                      364-day  term,  renewable at the  discretion of GCM /
                           MBIA.

Collateral Advance Rate:   To be  determined  by the  Surety  Provider.  Advance
                           should   approximate   the  net  advance   rates  for
                           surety-wrapped   securities   on   recent   UDC  term
                           securitizations.

Interest Rate:             One month LIBOR plus 1.10%, with an internally capped
                           rate of 10%.

Eligibility Criteria:      To be determined by Surety Provider,  though expected
                           to closely mirror those in existence for UDC term securitizations.

Funding Frequency:         Weekly, in increments of no less than $5mm.

Takedown Provision:        75% of the  receivables  sold into the Facility to be
                           securitized no less  frequently  than every 6 months.
                           Alternatively, a six month aging provision may be required.

Commitment Fee:            $100,000, due at closing.

Non-Use Fee:               10 bp on that portion of the  Facility not  utilized,
                           calculated and paid on a monthly basis. This fee is to be waived in the event that the average funding balance for the month exceeds $50mm.

MBIA Constraints: Standard MBIA credit provisions for receivable pool performance, pool attribute considerations and UDC financial statement covenants. Standard MBIA Event of Default provisions, including rapid amortization events.

Hedging Requirement: UDC will be responsible for either (a) hedging the facility borrowing rate through the purchase of an interest rate cap or (b) bearing the implied enhancement cost associated with an internal cap of 10%.

Origination Expenses:      UDC to bear all legal and due  diligence  expenses of
                           GCM / MBIA in constructing the Facility.